Exhibit 107

Calculation of Filing Fee Table

Form S-3

PACCAR Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Debt Securities*	Rule 456(b) and Rule 457(r)	*	*	*	*	*

Fees Previously Paid	N/A	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	N/A	—	—	—	—	—		—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

*

An unspecified and indeterminate initial offering price and number or amount of the securities of the class specified is being registered as may from time to time be sold at indeterminate prices. In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is electing to pay all of the registration fee on a deferred basis.